United States
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington D. C.  20549

                             FORM 15-12G

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNER
SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13(A) AND 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.


                               Commission File Number   0 - 30164



                         TENSLEEP CORPORATION
        ------------------------------------------------------
        (Exact name of registrant as specified in its charter)



        86025 52nd Avenue, Coachella, CA 92236; (888) 443-2656
    -------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


          Common Stock, $.01 par value and Class B Warrants
      ---------------------------------------------------------
      (Titles of each class of securities covered by this Form)

                                 None
    --------------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    XX     Rule 12h-3(b)(1)(i)     XX
     Rule 12g-4(a)(1)(ii)   __     Rule 12h-3(b)(1)(ii)    __
     Rule 12g-4(a)(2)(i)    __     Rule 12h-3(b)(2)(i)     __
     Rule 12g-4(a)(2)(ii)   __     Rule 12h-3(b)(2)(ii)    __

Approximate number of holders of record as of the certification or notice date: 245

Pursuant to the requirements of the Securities Exchange Act of 1934 Tensleep Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 19, 2001

By:  /s/ Ronald S. Tucker

Ronald S. Tucker, CEO